Exhibit 99.1

September 13, 2010	Symbol: BER (TSX.V)

BE Resources Inc. Commences Drilling on
Warm Springs Beryllium Project in New Mexico

TORONTO, ONTARIO – BE Resources Inc. (TSX.V: BER) ("BE" or the "Company") is pleased to announce that it commenced drilling on its Warm Springs beryllium project in New Mexico on September 9, 2010. Five exploration boreholes are planned to be drilled under the current New Mexico Mining and Minerals Division (MMD) approved permit.

David Tognoni, President of BE commented, "We are pleased to be taking this important step and look forward to sharing the results of this phase of our program with our shareholders as soon as possible."

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs beryllium project in New Mexico. For more information please visit BE’s website at www.be-res.com.

For further information, contact:

Jason Monaco	Eric Balog
First Canadian Capital Corp.	First Canadian Capital Corp.
Tel: 416-742-5600 Fax: 416-742-6410	Tel: 416-742-5600 Fax: 416-742-6410
Email: jmonaco@firstcanadiancapital.com	Email: ebalog@firstcanadiancapital.com

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as "estimates", "intends", "expects", "believes", "may", "will" and include, without limitation, statements regarding the Company’s plans for drilling five holes. Factors that could cause actual results to differ materially include any unanticipated opposition or technical difficulties. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.